Exhibit 99.1

TRANSCRIPT

Operator

Good morning, ladies and gentlemen, and welcome to the Sally Beauty Holdings conference call to discuss the Company’s fiscal 2008 third quarter financial results.  All participants have been placed in a listen-only mode.  After management’s prepared remarks, I will facilitate a question and answer session and initially, each caller will be limited to 2 questions.  Additional instructions will be given at that time.  Now I would like to turn the call over to Karen Fugate, Vice President of Investor Relations for the Company.

Karen Fugate, Vice President of Investor Relations

Thank you.  Before we begin, I would like to remind you that certain comments, including comments on matters such as forecasted financial information, contracts or business, and trend information, made during this call may contain forward-looking statements within the meaning of Section 21-E of the Securities Exchange Act of 1934.  Many of these forward-looking statements can be identified by the use of words such as “may”, “will,” “should,” “expect,” “anticipate,” “estimate,” “assume,” “continue,” “project,” “plan,” “believe” and similar words or phrases.  These matters are subject to a number of factors that could cause actual results to differ materially from expectations.  Those factors are described in Sally Beauty Holdings’ SEC filings, including its most recent Annual Report on Form 10-K.  The Company does not undertake any obligation to publicly update or revise its forward-looking statements.  The Company has provided a detailed explanation and reconciliations of its adjusting items and non-GAAP financial measures in its earnings press release and on its website.  With me on the call today are Gary Winterhalter, President and Chief Executive Officer and Mark Flaherty, Senior Vice President and Chief Financial Officer.  Now, I would like to turn the call over to Gary.

Gary Winterhalter- Sally Beauty Holdings, Inc. - President & CEO

Thank you Karen, and good morning, everyone. Thank you for joining us for our third quarter earnings call. Before I get started, I’d like to congratulate Mark Flaherty on his promotion to Senior Vice President and Chief Financial Officer. Mark has served as acting CFO since April and our Board elected him in June. He brings significant financial and operational experience to us and is a great addition to our management team. Congratulations Mark.

I’ll begin today’s discussion with a high level review of our financial results followed by an update on our business initiatives. Mark will then cover the financials in more detail. As demonstrated by our strong financial performance we continue to execute on the initiatives set forth and deliver strong results. We reported an increase in consolidated net sales of 6.6% compared to our fiscal 2008 3rd quarter, and a same store sales increase of 3.4%, making this our third quarter of sequential improvement. Net earnings more than doubled over last year’s third quarter to $29 million, or $0.16 per diluted share. Adjusted earnings, a non-GAAP measure, were $25 million, or $0.13 per diluted share. We reported record adjusted EBITDA of $90 million, an increase of 23% over third quarter 2007.

We believe that these operating results are further evidence that our business is fairly recession resistant and does not fluctuate greatly with the economy. As you know, our industry has never had a down near in the last 20.

Turning to the segments, Sally Beauty Supply had strong year-over-year results with revenue growth of 6%, gross margin of 80 basis points, and operating profit growth of 10%. Same store sales at Sally Beauty Supply grew 2.1%, making this our third quarter of sequential improvement. We believe this growth is attributed to favorable product mix and the marketing initiatives we launched earlier this year. As you recall, in May we announced our agreement with Paris Hilton to sell her line of hair extensions in our US and Canadian Sally stores. The publicity Sally Beauty received since this product launch has been outstanding and we believe contributed to an increase in same store traffic and website traffic. The impressions from print, television, and online media reached more than 185 million and we expect similar results as we roll out more Paris Hilton products. Our customer acquisition effort uses uses analytics to identify the highest potential retail prospects by store segment, region and demographics. This data is used to reach high potential customers and introduce them to Sally. Although it is a relatively new initiative, the test results are promising and we look forward to expanding the program to other stores. Our  e-commerce site now includes over 1,000 professional products. Our plans are to carry the entire Sally Beauty assortment of over 5,000 products by the holiday season. The new CRM program we piloted in March was successful. In the stores we tested, Beauty Card Club membership increased and sales and traffic were also up. We plan to roll out this program to the entire Sally store base in August.  Our initiative to drive unit growth continues, and during the third quarter we grew the domestic store base by 22 and expanded our international footprint by 40 stores through the acquisition of Pro-Duo with locations in Belgium, France, and Spain.

The BSG segment had strong year-over-year results on the top and bottom lines. Revenue grew 7.6%, representing the third quarter of sequential improvement. The success of our vendor diversification through the introduction of new product lines is reflected in our same store sales growth of 7.2%. Operating margin reached 8.8% in the third quarter. We expect to drive the BSG operating margin back to historic levels of nine to 10% by year end, setting aside the expenses associated with the warehouse optimization project. Margin improvement initiatives remain a strategic focus for BSG.  The warehouse optimization project, back office consolidation, and process improvements are just a few of our opportunities to reduce the cost and complexity of this business. Marketing initiatives at BSG include our CRM campaign to augment the existing PROCLUB customer demographics. This data is used to customize direct-mail and email promotions to PROCLUB professional customers. In areas where we’ve targeted these promotions, the results are encouraging —we saw a positive shift in shopping activity and improvement in average purchase size.

Our franchise business, which has reported to me now reports to John Golliher, President of BSG, and continues to be consolidated in the BSG segment results. Under John’s leadership, we will apply some of the BSG cost and complexity reduction initiatives to Armstrong McCall’s operations. In fact, our warehouse optimization project includes relocating Armstrong McCall’s distribution function based in Austin to our existing Denton facility.

The overall warehouse optimization project is making headway. We’ve closed three distribution facilities in Salt Lake, Fargo and Chatsworth and we anticipate the closure of our Austin facility will be complete by the end of fiscal 2008. Our Fresno warehouse operation is expected to be in full production by early this fall. Completion of the overall optimization project is anticipated in the first half of fiscal 2009. We anticipate savings realized in fiscal ‘09 to be in the range of 8 to 10 million and expect annualized savings of $10 million in fiscal year 2010 and beyond.

As I mentioned earlier, we continue to execute on the initiatives set forth at the beginning of the year, positioning us well to achieve growth and profitability goals. We intend to capitalize on growth opportunities as well as to pay down debt, taking a balanced approach to our use of cash. Given our proven ability to generate strong cash flow, we believe we have the ability to do both in the short and long term. Now Mark will provide more financial details for third quarter. Mark?

Mark Flaherty - Sally Beauty Holdings, Inc. - SVP & CFO

Thanks, Gary. Before I begin, I’d like to welcome Karen Fugate, our new Vice President of Investor Relations. Karen brings 20 years of experience and we’re pleased to have her on the team.

In looking at our third quarter results, consolidated net sales for the third quarter were $676.8 million, an increase of 6.6% over the year ago period. This growth is attributed to an increase in same store sales of 3.4%, the addition of new stores, and the acquisition of Pro-Duo during the third quarter. Third quarter’s consolidated gross profit was $315 million or 46.6% of sales, an 80 basis point improvement in the fiscal 2007 3rd quarter. This increase is due to improved gross margins in both operating segments. Consolidated SG&A expenses were $227 million or 33.5% of sales, an improvement from 34.9% in the year ago quarter. SG&A expenses increased approximately $5 million over last year primarily due to incremental expenses related to new store openings and acquisitions, partially offset by lower sales commissions in the BSG segment. Unallocated corporate overhead costs are included as a component of SG&A and were $18.2 million for the third quarter, $4.4 million below last year primarily due to lower share-based compensation and employee related costs. For fiscal 2008 we continue to expect unallocated corporate overhead expenses to be $80 to $85 million, including estimated share-based compensation of approximately $10 million.

Consolidated operating earnings increased $18 million to $76.6 million or 30.7% higher than the year ago quarter. Consolidated operating margin was 11.3%, a 210 basis point improvement over the third quarter last year. The improvement was primarily due to the favorable product mix, store growth, and expense reductions. Third quarter interest expense, net of interest income, was $29.9 million and included a $7.6 million non-cash credit due to the marked-to-market changes in the fair value for interest rate transactions. As a reminder, these marked-to-market adjustments are the proper GAAP accounting treatment for a swap that does not meet hedge accounting requirements. Effective May 27th, we entered into two new interest rate swap agreements that do qualify for hedge accounting treatment, which I will talk about in a moment. As a reminder, we are providing adjusted EPS solely for the purpose of adjusting for non-cash interest expense from marked-to-market changes in the fair value of our interest rate swaps. We believe that excluding this non-cash marked-to-market adjustment provides investors with a better picture of the Company’s core operating results and provides a more informed baseline for modeling future earnings expectations.

For the fiscal 2008 3rd quarter, our adjusted net earnings doubled year-over-year to reach $25 million, or $0.13 per diluted share, after adjusting for  non-cash interest credit from our interest rate swaps of approximately $5 million net of tax, or $0.03 per diluted share. On a GAAP basis, net earnings for fiscal 2008 3rd quarter were $29 million or $0.16 per diluted share. We recognized adjusted EBITDA of $90 million, a 23% increase compared to the prior year quarter.

Turning to the business segments, starting with Sally Beauty. Third quarter net sales for Sally Beauty were $428 million, an increase of 6.1% versus the year ago period. This increase is attributable to same store sales growth of 2.1%, new stores, and acquisition-revenue of $7 million. Same store sales strengthened for the third quarter in a row principally due to an improved product mix and incremental marketing efforts launched earlier this year. Gross profit increased $15.6 million, or 7.7% over the year-ago quarter with gross margin of 51% compared to 50.2% last year. Gross margin improved 8- basis points due to a favorable product mix and improvement in international business margins. Sales at Sally International remain soft; however, the infrastructure consolidation and cost reduction efforts in Europe are anticipated to keep us on track to reach a 10% operating margin by year end. The Sally segment reported operating earnings of $72.9 million, an increase of 10%. Operating margins in the third quarter were 17% of sales, up from the year ago quarter of 16.4%. The operating margin improvement is due to an increase in the number of stores and favorable product mix.

Turning now to the BSG business, third quarter net sales for BSG were $248.9 million, up $17.5 million or approximately 7.6% from the prior year, making this the third quarter of sequential improvement. Same store sales increased 7.2%. This growth in our same store sales is attributable to our vendor diversification through the introduction of new product lines. Gross profit for BSG increased by approximately $8.6 million, or 9.8% compared to the year ago quarter. Gross margin was 39%, an increase of 80 basis points. Gross margins improved due to a shift in revenue towards store sales, which carry higher gross margins. Segment operating profit increased 46% year-over-year to $21.8 million. Operating earnings were positively impacted by improved gross margins and BSG’s initiative to broaden its product mix and reduce expenses. Operating margin strengthened to 8.8%, a sequential improvement from 7.6% last quarter and 6.5 in the year ago quarter.

Expenses for the BSG warehouse optimization project were $1.6 million in the quarter. We expect approximately $1 million of related expenses in the fourth quarter. Total project expenses for the fiscal 2008 year are expected to be approximately $4.5 million. The project completion date is expected to occur during the first half of fiscal 2009. We anticipate savings in fiscal 2009 to be in the range of $8 to $10 million, and annualized savings of $10 million in fiscal 2010 and beyond.

Turning to the balance sheet, I’d like to begin with two interest rate swap agreements we entered into in May. These interest rate swap agreements expire at the end of May 2012 and are valued in the aggregate notional amount of $300 million. These agreements allow us to convert a portion of our variable interest rate obligations to a fixed rate obligation with interest rates ranging from 5.6 to 6.1%. These agreements are designated as effective hedges consistent with FAS 133. Changes in the fair value are recorded net of tax in accumulated other comprehensive income until the hedged obligation is settled or the swap agreements expire. The fair value of these hedged swap agreements was an asset of $3.6 million at the end of June with the offset reported as comprehensive income.

Looking at our balance sheet, the outstanding loan balance on our ABL facility increased $18.2 million during the third quarter. Keep in mind, our Pro-Duo acquisition was funded through $29.8 million in cash and borrowings on our ABL facility. We explained earlier this year that working capital improvements would be constrained by the introduction of new brands in Sally and BSG as well as the seeding of a new warehouse as we consolidate a number of facilities this year. We ended the third quarter with approximately $307 million of borrowing capacity on our ABL facility. We also paid down approximately $4 million of our long term debt which, including capital leases, was $1.8 billion at the end of the quarter. Capital expenditures totaled $10 million for the quarter and $36 million year to date. Net capital expenditures for fiscal 2008 are now projected in the range of approximately $55 to $60 million, not including potential acquisitions. Included in the capital expenditures is approximately $15 million for our optimization project, of which approximately $2.5 million is expected to occur in our fiscal fourth quarter.

Now I’ll turn it back over to Gary.

Gary Winterhalter

Thanks, Mark. We are pleased with our strong top and bottom line results in the third quarter. We grew revenue by 6 6% and doubled our earnings despite the challenging business environment. We continue to execute on our initiatives set forth at the beginning of the year: Our 2008 store growth for the combined Sally and BSG is 4-5%; Operating margin in the Sally International business continues to improve and we remain optimistic that 10% operating margin is achievable by year end; BSG operating margin has expanded over the last six quarters and in the fiscal 2008 3rd quarter reached 8.8%, very close to our 2008 goal of returning to historical levels of 9-10% by year end; We continue to look for margin expansion opportunities throughout our business such as the warehouse restructuring and product mix improvements.

Our top priority remains unchanged; to grow the business organically and through acquisition. We will take a balanced approach in our use of cash, by investing in the Company’s growth initiatives while at the same time paying down debt. We believe we have the capacity to do both.

As always, thank you for your interest in Sally Beauty Holdings and now we will turn it back to the operator to take your questions

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Please limit yourself to two questions. We’ll pause for a moment to compile the roster. Your first question comes from Karru Martinson with Deutsche Bank.

Karru Martinson  — Deutsche Bank - Analyst

Good morning. With the growth that you’re seeing here in your comp store sales, where do you feel that’s coming from? Is that the consumer trading down? The basket size continuing to grow? The new products? What’s really the drivers and the sustainability of the those drivers?

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

I think it’s several things. I think there is a little bit of tradedown from some of the pricier salon brands into the same quality product that they can purchase at Sally Beauty. I think also that a lot of the growth that we’ve within experiencing in the recent months has been to the marketing initiatives that we talked about on the call.

Karru Martinson  — Deutsche Bank - Analyst

Okay. In terms to have 4 to 5% square growth target in acquisitions, one, are you seeing an easing of rental rates and an ability to pick up space? And then also in terms of the acquisition environment, again similar type of concept with the difficult market, perhaps multiples coming down and the outlook there.

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

Well, addressing the rent question first, unfortunately we’re not seeing a lot of that happening. It’s like the residential real estate market. The good properties are holding their price. And the centers that we’d like to get into as Sally seem to be holding pretty well. And they don’t have the vacancy levels that some of the weaker centers have. I do expect if this continues too much longer that we could see a little easing on the BSG side, because we don’t look for A type retail space. We look more for service centers, and I think there could be some pressure there. And as you might expect, it varies by geography. What was the second part of the question?

Karru Martinson  — Deutsche Bank - Analyst

Just in terms of what you’re seeing for acquisition environment, multiples?

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

Acquisitions — keep in mind we’ve said in the past that most of our acquisition activity will probably be outside the U.S. So we haven’t seen a whole lot of deterioration there because our industry throughout the world seems to fare pretty well in economic times. So the owners of these businesses are not experiencing huge deterioration in their business. So the values are kind of holding.

Karru Martinson  — Deutsche Bank - Analyst

Thank you very much, guys.

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

You’re welcome.

Operator

Your next question comes from Joe Altobello with Oppenheimer.

Joe Altobello  — Oppenheimer & Co. - Analyst

Good morning. First question I wanted to follow-up on Karru’s question regarding the same store sales growth here. Are you guys getting any sense that you’re gaining share whether it’s on the Sally Beauty side or on the BSG side.

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

Well I think, obviously on the BSG side, we have to be gaining share because it’s a fairly finite market of professional customers only. On the Sally side, we are seeing consistent growth in our professional business, but it’s very low single digit and it has been for years. The growth we’re seeing is on the retail side of our business and we’re just scratching the surface there. So obviously, we’re taking share from somebody, but if it’s coming out of mass, I doubt that they’re feeling it yet.

Joe Altobello  — Oppenheimer & Co. - Analyst

Exactly. In terms of the stimulus check impact. Any sense that helped to drive the sales growth?

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

I don’t think that had any impact on our business at all. I think, as we have said before, that most people used those checks on higher end items like electronics and things like that. Our price points and our average sale is so low that I just don’t think it had any impact with us at all.

Joe Altobello  — Oppenheimer & Co. - Analyst

And lastly, in terms of modeling, the corporate overhead was a lot lower than I anticipated. And it sounds like you’re still guiding to $80 million, $85 million for the year, which would imply a pretty big uptick in the fourth quarter. What am I missing?

Mark Flaherty  — Sally Beauty Holdings, Inc. - SVP & CFO

I think that it’s still consistent for the year. I think a lot of it is just timing of expenses between one quarter and the next, particularly in certain departments in terms of when they will occur. But there’s nothing unusual.

Joe Altobello  — Oppenheimer & Co. - Analyst

Okay. Great. Thank you.

Operator

Your next question comes from Todd Harkrider with Goldman Sachs.

Todd Harkrider  — Goldman Sachs - Analyst

I know you talked about a balanced approach on growth and paying down debt. But since you’re spun off, you’ve upped your new store growth rate, you are continuing to make small acquisitions, but you still have the tiny problem of generating a lot of cash. Can you talk about if we should see maybe a faster rate of debt pay down, the couple larger than average acquisitions in Latin America, further expand into Europe or uses for cash next year.

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

I would say that, as we’ve said many the past, Todd, that the acquisitions that we’re most likely to do are very small. There are not a lot of large acquisitions that we’re aware of in western Europe or South America that we would be focusing on. As we’ve said in the past, on the BSG side here in the U.S., our acquisitions have been a lot of little tuck-ins which has helped BSG’s margin significantly. And on the Sally side they will most likely be outside the U.S. But again, small acquisitions either to add to what we already have or to get a start in a new country which we’ve historically done with very small acquisitions.

Todd Harkrider  — Goldman Sachs - Analyst

I appreciate it. And then on the BSG side, I think you’ve been able to replace the L’Oreal sales and bring profitability closer to the historical levels at a much faster rate than even a lot of the optimistic investors expected. Can you talk about maybe the what now, would you be open to selling it since it’s operating smoothly again? Or do you think it’s still good to own, since you have a first look into the hot products to actually supply Sally with private label at a quicker rate, first to market, or how should we look at BSG going forward?.

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

We don’t have any interest in selling BSG at this point. I think there’s still a lot of upside to BSG. There’s a lot of brands that we continue to add to BSG. I think that there’s a lot of synergies between the two companies, particularly in back office type functions. Not so much on the distribution side. But the vendors and the manufacturers that we deal with, to a large extent, are the same companies with BSG and Sally, just different divisions of those companies. So there’s a lot to be said for keeping them together, not the least of which is what you said. We really get an insight into what’s really hot and popular in the salon industry by having BSG as part of our group.

Todd Harkrider  — Goldman Sachs - Analyst

I appreciate it. And lastly, can you talk about what you might be seeing out of Regis. Are they blowing out of the professional hair care products and they’re converting the trade secrets to pure beauty? Or is it too early to tell? And do you think the salons service will pick up share after the conversions or do you think the diverted channels will pick up most of them?

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

I’m not sure I got the first part of your question about what they’re blowing out of what special products?

Todd Harkrider  — Goldman Sachs - Analyst

When they’re converting the trade secrets to pure beauty, are you seeing that they’re discounting lots of professional products hair care, since they’re reducing the footprint and their stores on hair care or is it too early to tell at this point?

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

I would say it’s too early to tell. But I think what they did makes sense. I don’t know that they’re discontinuing any professional products. I think they’re just scaling down the amount of space they devote to that and adding some categories that they weren’t previously in, which I think is smart.

Todd Harkrider  — Goldman Sachs - Analyst

Okay. I appreciate it. Congratulations on a great quarter again.

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

Thank you very much.

Operator

Your next question comes from Grant Jordan with Wachovia.

Mike Shulson  — Wachovia Securities - Analyst

[Mike Shulson] in for Grant. Were there any categories that exhibited particular strength or weakness in the quarter?

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

Not that haven’t been trending that way for the last several quarters. Our hair extension business continues to be extremely strong. And as we expected, our association with Paris Hilton, not only on hair extensions, but bringing in a younger group of customers has accelerated the growth in some of our other categories and specific product lines that are geared at that younger generation.

Mike Shulson  — Wachovia Securities - Analyst

And what was the private label penetration for SBS in the quarter?

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

Oh, boy, for the quarter. Not sure we have that number handy. Yes, we do. It was 41%. Thank you.

Mike Shulson  — Wachovia Securities - Analyst

So pretty consistent.

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

Yes.

Mike Shulson  — Wachovia Securities - Analyst

That’s all I had, thanks.

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

You’re welcome.

Operator

Your next question comes from Linda Bolton-Weiser with Caris.

Linda Bolton-Weiser  — Caris & Company - Analyst

Thank you. I was just curious on the Sally store’s growth margin expansion, is there any way to indicate to us how much was due to more private label product versus how much was the improvement in the international margins?

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

No. As we just said, our control label was 41% which, without looking at last year’s quarter, I would tell you it’s slightly higher. But as we’ve said all along, we pick up about a point a year in that. Last year we finished just over 40. Other than that, we don’t disclose a lot of detail about margins between the U.S. and our international business.

Linda Bolton-Weiser  — Caris & Company - Analyst

Okay. And then, did you say of the 22 organic new store openings for Sally how many were international versus domestic?

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

Those were all domestic.

Linda Bolton-Weiser  — Caris & Company - Analyst

Okay. And then I’m just curious if — you opened 22 stores this quarter, 13 last quarter. And yet the sales contribution from the new store openings seem to be about the same even though there were quite a few more stores opened. So is there any way to explain that? Are they still performing well in terms of the new store openings?

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

The new store openings are performing the way they always have. You’re comparing that number to what number? I’m not sure I’m following you.

Linda Bolton-Weiser  — Caris & Company - Analyst

I think you just said that new store openings contributed about 1.5 percentage points to the growth of Sally in the quarter. And I think that was about the same contribution last quarter although there were many fewer stored opened.

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

Keep in mind that the growth of 1.5% would be the stores that we opened last year in the same quarter that are not in the in the same store sales calculation yet.

Linda Bolton-Weiser  — Caris & Company - Analyst

Okay. All right. And then, just so I understand the information you gave about the interest rate swap, are you saying that they had agreements — it lowered your underlying interest rate, that we should assume is the underlying rate?

Mark Flaherty  — Sally Beauty Holdings, Inc. - SVP & CFO

It will certainly over the long term. It’s probably at par right now. But this is a business decision, given the interest rate environment right now to lock in. And I would give you a little bit more color on that too. When I talked about that there’s a range of 5.6 to 6.1, I’m also included the borrowing spread on our loans as well in there. The actual fixed LIBOR rate, which is the rate that we actually fixed to that, we fixed the $300 million at 3.579%. So you’ve also got in that 5.6 to 6.1, a borrowing spread of 200 to 250 basis points.

Linda Bolton-Weiser  — Caris & Company - Analyst

Okay. That’s all for now. Thank you.

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

Thank you, Linda.

Operator

Your next question comes from David Cumberland Robert W. Baird.

David Cumberland  — Robert W. Baird - Analyst

First on the Sally stores, did traffic turn positive in the quarter?

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

Yes, it did.

David Cumberland  — Robert W. Baird - Analyst

Great. And can you elaborate on the tests you did both with analytics and CRM? How many stores roughly were involved?

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

The CRM test was about 115 stores. That’s the test that we referred to on our last call, that took place in March and April. That’s what’s rolling out in August. We’ve added about 500 more stores on August 1st and the balance of our stores will be in that by the end of August.

David Cumberland  — Robert W. Baird - Analyst

Thanks. And then my last question on the warehouse optimization project, the $8 million to $10 million in savings in fiscal ‘09. Is that net of any costs that you might have related to that early next year?

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

We expect the majority of the costs to be incurred in this fiscal years. Any carryover costs that may incur during the first part of fiscal ‘09 would be pretty immaterial.

David Cumberland  — Robert W. Baird - Analyst

Thank you.

Operator

Your next question comes from Peter Grondin with OSS capital.

Peter Grondin  — OSS Capital - Analyst

Gary, can you if at all possible try to parse out for us the impact of the CRM initiative going forward on same store sales versus looking in the rear view mirror. Looking back over this quarter, obviously you had some benefit from that initiative, and then from Paris Hilton some benefit from just, maybe a little bit from refund checks, sounds like not a lot. But going forward, how are you thinking about that, is Paris Hilton the most important thing? Is CRM initiative the most important thing? Something else?

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

I think long term the CRM initiative is the most important thing. I think, as I said a minute ago, that the Paris Hilton association has been great for us, mostly from the standpoint of bringing a younger customer into our stores and we’re selling lots of hair extensions obviously. But we’re also selling some of the products — Beyond the Zone is an example, is our younger generation brand. And it’s been exploding since we’ve been getting the press from the Paris Hilton launch.

Peter Grondin  — OSS Capital - Analyst

Okay. I guess stated another way, the — you comped pretty well, especially in this environment and it seems like a small portion of that comp was due to the CRM initiative. And if all of a sudden, August 1st you’re at five stores and by Labor Day you’re basically system wide. I sort of draw the conclusion, say, unless things fall out of bed, it could be 2.4, 2.5%.

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

We sure hope you’re right.

Peter Grondin  — OSS Capital - Analyst

I mean, I know you’re not giving guidance, but I thought logically, is my logic flawed or does it make sense generically?

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

I don’t think your logic is flawed. But as you know, we don’t give guidance on that.

Peter Grondin  — OSS Capital - Analyst

Okay.

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

But we have a lot of confidence in what we’re doing and believe that the tests were very accurate. And we tried to isolate any factors that could have impacted the test to make sure that what we saw was real results and we’re comfortable with it.

Peter Grondin  — OSS Capital - Analyst

Okay. One other thing I wanted to get into, is the margins Sally Beauty and the margins at BSG as you articulated have sort of come up and seems like are on track to be where you’ve pointed us to by the end of year. Sally side came up 17%. Is that a trend that we can continue to expect? Especially given the CRM initiative and so forth?

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

Keep in mind that our international business, on a percentage basis, is growing much faster than our Sally U.S. business. So as that continues and as we make more acquisitions internationally, and our international business is in a 9 to 10% operating margin area where Sally is closer to 18 or 18.5. It is somewhat of a drag on a percentage basis to the Sally margin. So I would say to you that even if Sally continues the margin expansion that we’ve done historically or even improved upon that, it will be somewhat offset by the growth of our international business at lower margins.

Peter Grondin  — OSS Capital - Analyst

But obviously on a dollar basis, it’s positive.

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

Absolutely, absolutely.

Peter Grondin  — OSS Capital - Analyst

Okay. Thanks, everybody.

Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

Thank you.

Operator

Your next question comes from Laura Richardson with BB&T.

Laura Richardson  — BB&T Capital Markets - Analyst

Thanks. Want to ask a couple of questions related to what we might see in the margins in the fourth quarter. I thought I heard Mark saying, SG&A, there were some accruals that were probably lighter this third quarter that will come back in the fourth quarter. And then I thought I remembered something in the last year in the fourth quarter. There was a year end accrual, maybe an international that helped the gross margin. Should we expect — was I right about the SG&A comment from Mark? And then should we expect the gross margin to act like it did in the fourth quarter last year? And then I have another point I wanted to address.

Mark Flaherty  — Sally Beauty Holdings, Inc. - SVP & CFO

As I said, we’re just reaffirming our guidance apart from our SG&A structure is the corporate expenses for the year.  Without giving guidance into the fourth quarter, Laura, we’re certainty not seeing any unusual trends one way or the other.

Laura Richardson  — BB&T Capital Markets - Analyst

Okay. And how about the gross margin last year in the fourth quarter?

 Mark Flaherty  — Sally Beauty Holdings, Inc. - SVP & CFO

 We’ve seen a pretty consistent pattern of where our gross margin has been for the last three quarters sequentially, both in BSG as well as Sally. And again without giving a lot of guidance —

 Laura Richardson  — BB&T Capital Markets - Analyst

 Right.

 Mark Flaherty  — Sally Beauty Holdings, Inc. - SVP & CFO

 We’re not seeing anything in the marketplace that would make it not comparable.

 Laura Richardson  — BB&T Capital Markets - Analyst

 Okay. So you’re saying — well, just kind of — without giving guidance of course, I understand. Just kind of assume margin trends continue what they’ve been doing and don’t expect any weird variance in gross margin in the fourth quarter like we had last year. It was a positive variance. And don’t expect any weird variance in SG&A that it sounded like might have been a negative variance.

 Mark Flaherty  — Sally Beauty Holdings, Inc. - SVP & CFO

 I think that’s a fair statement.

 Laura Richardson  — BB&T Capital Markets - Analyst

 Okay. Then other thing I wanted to kind of poke into was on the warehouse consolidation. Now, when you’re done with that, how many distribution centers are you going to have? And then what should the inventory levels go to? And what kind of working capital benefits should you get from that?

 Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

 Well, we will be ultimately putting four warehouses, of which we — I talked about it a minute ago, three of those are already gone. And one of them will be actually moved up to an existing facility here in Denton by the end of September. So on the BSG side, we will have two major — excuse me, three major distribution facilities in the U.S., a smaller one here in Denton, a very small one in Oregon, and a very small one in Connecticut.

 Laura Richardson  — BB&T Capital Markets - Analyst

 So BSG is going to have three DCs in the U.S. when this is all done.

 Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

 They’ll actually have six. As I mentioned, three large ones and three small ones. And obviously, the impact on inventory will be positive. It just takes a little while to sell through the inventory that you’re moving from these closed facilities into the open one. You have to see the new one before you can start shipping out of it. And it’s something we’ve done many times in the past. And the ultimate result of it will be much lower inventory for BSG. But at this point it’s hard to put a number on that.

 Laura Richardson  — BB&T Capital Markets - Analyst

 Is the timing going to be when you sell through all that maybe late ‘09 that we’ll start to see that inventory come down?

 Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

 I would hope so on that piece of the business.

 Laura Richardson  — BB&T Capital Markets - Analyst

 Okay. Thanks a lot and good luck.

 Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

 You’re welcome, Laura.

Operator

 Your next question comes from Jill Caruthers with Johnson Rice.

 Jill Caruthers  — Johnson Rice & Company - Analyst

 Wondering if maybe you could talk about the certain markets that you pointed out last quarter that were a little weaker and that you focused additional promotional activity and marketing in, such as California, Arizona, Florida. Maybe how those particular markets performed in third quarter and maybe just a little bit more on the promotional activity or marketing you did in those specific places.

 Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

 We saw some improvement in the third quarter in those markets specifically. The promotion we did there was basically just a little more of the promotion we typically do to the professional side of the business. And we did a little bit of retail advertising in a couple of those markets. But it was not significant. So I think that just the — the weakness we were seeing was more on the professional side of the business in those three markets than the retail. But the retail was also a bit soft and, as we said before, it’s probably not a coincidence that those three markets are having some difficulty in the macroeconomic sense.

 Jill Caruthers  — Johnson Rice & Company - Analyst

 Okay. And then last question, maybe if you could just talk about on the distribution side of the business with beauty systems, kind of how it’s changed given you’ve lost the L’Oreal business and they’ve entered into the distribution side with Beauty Alliance and Maly’s. Just kind of changes that you’ve seen recently, as well as the growing issue of diversion to the mass channel.

 Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

 We haven’t seen a great deal of change. Personally, I think that the owners that had those businesses previously were probably a little tougher competition than L’Oreal is seeming to be. And as you know, several of the brands that were distributed there prior to the L’Oreal ownership have come over to us. So it’s had a positive impact on us so far. Diversion, we’re expecting the second quarter numbers any day now. We haven’t seen them yet. It continues to be a problem. Although I will say, we’ve seen some very positive trends from Paul Mitchell, which is a huge partner of ours as well as the Sebastian brand which is part of P&G. And several of the other key brands for us really have no diversion. Goldwell is a stellar brand for us and they have no diversion. The same thing with Joico and many of the other brands that we’re involved with just don’t have that problem. And we’re confident, because of their background and just the nature of the management at those companies, that they won’t which is why we’re putting our effort behind them.

 Jill Caruthers  — Johnson Rice & Company - Analyst

 Okay. Thanks very much.

Operator

 Your next question comes from Justin Hott with Chilton.

 Justin Hott  — Chilton Investment Co. - Analyst

 Hello?

 Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

 Hey, Justin, how are you?

 Justin Hott  — Chilton Investment Co. - Analyst

 Just a couple of questions. First, you’ve suffered through the couple of years with the L’Oreal issue and now we’ve had a terrible U.S. consumer environment. Yet you put up these results. You sound pretty positive. Would you want to send a message that the worst is probably behind you for Sally Beauty?

 Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

 I think from the standpoint of the issue with L’Oreal, that’s definitely been behind us now for at least two quarters. On the Sally side, I think a lot of the things we did two or three years ago in bringing in Mike Spinozzi, and I’ve talked about his background in the past. We realize that the future of our Sally business is going to be very heavily involved in CRM. We have to determine the consumer out there that is likely to be a Sally customer and focus on them. A lot of what Mike and our recent addition of Sue Davidson, her talents have done is exactly that. And it’s showing results. So I don’t know that on the Sally side I’d say that the worst is behind us, but I would say I don’t know that we had a worst. We had a couple quarters of a little softer than normal same store sales. However, we’ve never had a negative quarter of same store sales and I think that the direction that we’re taking today is going to show long term positive results.

 Justin Hott  — Chilton Investment Co. - Analyst

 And you just mentioned in a previous question about how the previous owners of Maly’s and Beauty Alliance might have been very competitive — might have, some commentary on how the competitive situation has changed. Can you elaborate or do you not want to reveal anything about that?

 Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

 I don’t — I mean that, Justin, more from the standpoint of I think anytime you’re competing with the founder and owner of a business and somebody that’s been in the industry for 20 or 30 or 40 years, they’ve got a lot of skin in the game. And they’re very good competitors. I think when companies get swallowed up by very large companies where distribution and certainly store operations is not their forte or their primary business, it’s not just run the way it was previously.

 Justin Hott  — Chilton Investment Co. - Analyst

 And one last question, Gary. The two year lockups from the spinoff of Alberto-Culver I assume are rolling off if I remember in November, any indication on what could happen with some of the major stakeholders?

 Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

 No. As I’ve said in the past, we have no reason to believe that CD&R, which is who you’re talking about, has any attention of doing anything other than they told us from the very beginning. And beyond that, you’d really have to ask them.

 Justin Hott  — Chilton Investment Co. - Analyst

 Okay. Thanks, Gary.

 Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

 Thank you, Justin. Take care.

Operator

 Ladies and gentlemen, thank you for joining today’s conference call. I will now turn the conference back to management for closing remarks.

 Gary Winterhalter  — Sally Beauty Holdings, Inc. - President & CEO

 Thank you again for joining. Thank you again for your continued interest in our company and have a good day.

Operator

 Thank you for dialing in for today’s conference call. You may now disconnect.